Exhibit 10.1
EXECUTION VERSION
F&G Annuities & Life Inc.
801 Grand St., Ste 2600, Des Moines, IA 50309
March 10, 2023

Blackstone ISG-I Advisors L.L.C. 345 Park Avenue New York, New York 10154 Email: robert.young@blackstone.com Attention: Robert Young, Esq.	Fidelity National Financial, Inc. 601 Riverside Avenue Jacksonville, Florida 32204 Email: mgravelle@fnf.com Attention: General Counsel
Amendment to Amended and Restated Investment Management Agreements; IMA Omnibus Termination Side Letter and Existing SMA Fee Agreement (this “Amendment”)
Ladies and Gentlemen:
Reference is made to:
(a)the Investment Management Agreements set forth on Exhibit A (as such agreements may be amended or modified from time to time, the “Investment Management Agreements”) by and among F&G Annuities & Life Inc., a Delaware corporation (as assignee of CF Bermuda Holdings Limited, a Bermuda exempted company (as successor by merger to FGL Holdings)) (“FGAL”), and/or certain of its current or future subsidiaries that are party to such Investment Management Agreements, and Blackstone ISG-I Advisors L.L.C., a Delaware limited liability company (the “Investment Manager”);
(b)the Investment Management Agreements Omnibus Letter Agreement, dated June 1, 2020 (as amended, the “IMA Omnibus Termination Side Letter”), by and among the Investment Manager and FGAL (as assignee of CF Bermuda Holdings Limited, a Bermuda exempted company (as successor by merger to FGL Holdings)), and, solely for the purposes of Section 5 thereof, Fidelity National Financial, Inc., a Delaware corporation (“FNF”);
(c)the Amended and Restated Sub-Manager Fee Agreement, dated June 1, 2020 (the “Existing SMA Fee Agreement”), by and among the Investment Manager, FGAL (as assignee of CF Bermuda Holdings Limited, a Bermuda exempted company (as successor by merger to FGL Holdings)) and, solely for the purposes of Section 3 thereof, FNF; and
(d)the Amendment to the Investment Management Agreements; IMA Omnibus Termination Side Letter and the Existing SMA Fee Agreement dated September 24, 2021 (the “Prior Amendment”).
This Amendment amends and restates the Prior Amendment in its entirety.
Pursuant to Section 25 or 26 (as applicable) of the Investment Management Agreements, Section 11 of the IMA Omnibus Termination Side Letter and Section 9 of the Existing SMA Fee Agreement, this letter amends applicable portions of the Investment Management Agreements, the IMA Omnibus Termination Side Letter and the Existing SMA Fee Agreement as set forth herein. Capitalized terms not otherwise defined in this Amendment shall have the meanings set forth in the Investment Management Agreements, the IMA Omnibus Termination Side Letter and the Existing SMA Fee Agreement, as applicable.
1.Extension of Initial Term. The parties hereto acknowledge and agree that as a condition to the effectiveness of the amendments under Section 3:

(a)Section 2(a) of the IMA Omnibus Termination Side Letter shall be amended and restated as follows:
“The “Term” with respect to each Investment Management Agreement will commence on the date first written above, and will (i) initially end on June 1, 2029 (the “Initial Term”) and (ii) thereafter automatically renew on June 1, 2029 and each second anniversary thereof for an additional two (2) year period (any such subsequent two (2) year period, a “Renewal Term” and the end of any such Renewal Term, a “Renewal Term End”) unless terminated in accordance with Section 2(b) or Section 2(c).”
2.Amendment to Termination Provisions. The parties hereto acknowledge and agree that as a condition to the effectiveness of the amendments under Section 3:
(a)Section 2(b) of the IMA Omnibus Termination Side Letter shall be amended and restated as follows:
“(b)    Termination for Adverse Performance:
(i)Following the Initial Term, subject to Section 2(b)(ii), FGAL may make an election to cause, or permit, itself or a Company to terminate the Investment Management Agreement to which it is a party on the next succeeding Renewal Term End (each, an “IMA Termination Election Date”); provided, that:
(1)FGAL or such Company has provided written notice to the Investment Manager of such termination (an “IMA Termination Notice”) at least thirty (30) days prior to the applicable Renewal Term End;
(2)the IMA Termination Notice has been authorized by the vote of the Chief Executive Officer of FGAL and at least two-thirds (2/3) of the directors of FGAL who are not current officers or employees of the Investment Manager and its corporate Affiliates (which corporate Affiliates shall not, for the avoidance of doubt, include FGAL or its subsidiaries) or of investment funds sponsored by the Investment Manager and its corporate Affiliates (the “Non-Affiliated Directors”) in accordance with clause (ii) below (an IMA Termination Notice delivered with such approval, a “Valid IMA Termination Notice”); and
(3)no such termination shall be effective on any date earlier than the first (1st) anniversary of the applicable IMA Termination Election Date (the “IMA Termination Effective Date”).
(ii)Notwithstanding anything to the contrary set forth herein, FGAL shall not cause, permit or suffer itself or any Company or any of their respective Affiliates or Subsidiaries to terminate any Investment Management Agreement to which it is a party pursuant to Section 2(b)(i) unless the Chief Executive Officer of FGAL and at least two-thirds (2/3) of the Non-Affiliated Directors, in their sole discretion and acting reasonably and in good faith, determine that “unsatisfactory long term performance” (as described in the two-part test in clause (1) below) has occurred and has not yet been cured in accordance with this Section 2(b)(ii):
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(1)unsatisfactory long-term performance by the Investment Manager pursuant to such Investment Management Agreement shall be determined with respect to the portion of the Companies’, taken as a whole, assets managed by the Investment Manager (“Total AUM”) based on the following two required testing conditions:
(I) first, whether the performance on Total AUM measured on a “total return” basis (calculated in accordance with Exhibit C) underperformed the applicable pro forma Benchmark return in respect of such Total AUM by at least 5% (or 5 basis points, if greater, solely in a scenario where the applicable Benchmark return is between -0.5% and 0.5%) calculated on a portfolio-wide basis with such percentages, as applicable, applying to the absolute value of such pro forma Benchmark (which, if true, shall trigger an asset class by asset class performance review of the individual Blackstone Asset Classes pursuant to clause (II) below); and
(II) second, whether any individual Blackstone Asset Class has underperformed the Benchmark opposite such Blackstone Asset Class on Exhibit B hereto by at least 10% (or 5 basis points, if greater, solely in a scenario where the applicable Benchmark return is between -0.5% and 0.5%) (in each case, as calculated in the manner set forth on Exhibit C hereto);
(2)    provided, that the determination of Total AUM in clause (1) above shall be subject to Blackstone’s right, exercisable within one year of the Fourth Amendment Effective Date, to develop a schedule of assets (not to exceed Aggregate Exemption Cap), which shall be excluded from Total AUM for purposes of the performance calculations and testing hereunder;
(3)    provided, that “unsatisfactory long term performance” with respect to any particular Blackstone Asset Class shall be determined on a “total return” basis (as calculated in accordance with Exhibit C) with respect to such Total AUM; provided further, for the avoidance of doubt, that “unsatisfactory long term performance” with respect to any particular Blackstone Asset Class shall only be capable of being triggered if the conditions set forth in the tests in clause (1)(I) and clause (1)(II) (as applied to such Blackstone Asset Class) are both satisfied;
(4)    provided, further, that for purposes of determining “unsatisfactory long term performance,” (1) the performance of each of (a) the applicable Benchmark and (b) each Blackstone Asset Class under the Investment Management Agreements shall be measured quarterly on a five (5)-year rolling basis beginning on March 31, 2029 (such five-year period, the “Performance Measurement Period”) and (2) the performance of any Subject Assets (a) which a Company has directed the Investment Manager to buy, retain or sell in a circumstance where the Investment Manager has provided written notice to such Company delivered on or prior to the date of such purchase, retention or sale stating that the Investment Manager is not supportive of such purchase, retention or sale (in whole or in part) or (b) comprise alternative assets managed by
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non-Blackstone Affiliated asset managers, in each case of (a) through (b), shall be excluded for purposes of performance testing;
(5)    provided, however, that in the case of the failure of both testing conditions described in clause (1) above, the Non-Affiliated Directors shall deliver written notice of such finding (a “Performance Notice”) to the Investment Manager, and the Investment Manager shall thereafter be afforded a one (1)-year cure period or such longer period of time as determined by a majority of the Non-Affiliated Directors (a “Performance Cure Period”) to address the Non-Affiliated Directors’ concerns pursuant to a cure strategy to be proposed in writing by the Investment Manager to the Non-Affiliated Directors reasonably promptly following the delivery of the Performance Notice (but in no event delivered more than thirty (30) calendar days following delivery of the Performance Notice) and approved by the affirmative vote of a majority of the Non-Affiliated Directors, acting reasonably and in good faith, prior to the commencement of such Performance Cure Period (it being understood that the Performance Cure Period shall be tolled until such affirmative vote unless the failure to achieve an affirmative vote is due to the failure of the Investment Manager to deliver a cure strategy within thirty (30) calendar days following delivery of the Performance Notice);
(6)    provided, further, that at the end of a Performance Cure Period, the Non-Affiliated Directors, acting reasonably and in good faith, shall determine by majority affirmative vote whether a satisfactory cure has been achieved relative to the approved cure strategy (it being understood that (x) if the event described in clause (1)(II) is no longer continuing with respect to the applicable Blackstone Asset Class, a satisfactory cure shall have been achieved with respect to such event and (y) a satisfactory cure of the event described in clause (1)(I) shall not automatically result in a deemed satisfactory cure with respect to any Blackstone Asset Class for which the event described in clause (1)(II) is continuing); and
(7)    if the Non-Affiliated Directors determine that a satisfactory cure has been achieved relative to the approved cure strategy in respect of any Performance Notice, then the applicable Performance Notice shall be deemed rescinded and no corresponding IMA Termination Notice shall be issued or deemed issued in respect thereof and the corresponding IMA Termination Effective Date shall not occur.
(8)    In connection with this Section 2(b), the Investment Manager shall deliver to FGAL within 45 days after the end of the calendar quarter ending on March 31, 2029 and each calendar quarter thereafter during the Term a calculation of the performance of such Total AUM measured on a “total return” basis calculated in accordance with Exhibit C and this Section 2(b), together with reasonable supporting detail, in each case in the form mutually agreed by FGAL and the Investment Manager, which shall include information regarding the handling of realized gains or losses and how such items are utilized or spread over time (subject, in each
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case, to reasonable delays in the event of late receipt of necessary information).
(9)    For purposes of this Agreement, the “Aggregate Exemption Cap” shall mean the dollar amount, measured as of the Fourth Amendment Effective Date, equal to 7% of the statutory book value of the Subject Assets.
(iii)Beginning on June 1, 2029, and on each second (2nd) anniversary thereof, to the extent no Valid IMA Termination Notice has been delivered in accordance with this Section 2(b) prior to such date, the Term with respect to each Investment Management Agreement for which no Valid IMA Termination Notice has been delivered shall be extended automatically without any further action or obligation by any persons (including, without limitation, the parties thereto or hereto) for two (2) additional years.”
(b)The IMA Omnibus Termination Side Letter shall be amended to attach Exhibit B (Blackstone Asset Classes) and Exhibit C (Performance Calculation Mechanics) attached hereto.
3.Subject Assets. The parties hereto acknowledge and agree that as a condition to the effectiveness of the amendments under Section 3, new sub-sections (d), (e) and (f) will be added to Section 5 of the IMA Omnibus Termination Side Letter as follows:
“(d)    Notwithstanding anything to the contrary in this Section 5, (i) no Person shall become or be deemed a Subject Company for purposes of this Agreement if such Person acquires (or acquires control of) FGAL or any Subject Company unless such Person, as a result of such acquisition, becomes an Affiliate of FNF and (ii) a Subject Company may enter into ordinary course flow reinsurance arrangements with, and cede new business to, third party reinsurers (which shall not include reinsurers formed by or with the sponsorship or participation of a Subject Company or its Affiliates (other than a reinsurer that is a wholly owned subsidiary of FGAL), such as “side-car” vehicles) without consent of the Investment Manager; provided, that FGAL has provided a reinsurer affiliated with the Investment Manager a reasonable opportunity to provide such flow reinsurance and has considered in good faith any flow reinsurance proposal made by such reinsurer that, when taken together with the economic terms of the Subject Company’s Investment Management Agreement, provides at least substantially similar economics to such Subject Company.
(e)    For the avoidance of doubt, (i) a direct or indirect change of ownership or control of, or other merger or business combination (whether by acquisition of stock, merger, business combination, consolidation or otherwise) involving, FGAL or any Subject Company shall not be a termination event with respect to this Agreement and/or any Investment Management Agreement to which any such Subject Company is party to, as applicable, and this Agreement and each Investment Management Agreement shall continue in accordance with its terms following any such change of ownership, control or other transaction and (ii) notwithstanding any transfer of a Subject Asset (including by means of any transaction in which a Subject Company is sold and its assets reacquired from the acquirer of such Subject Company), such Subject Asset shall remain a Subject Asset.
(f)    With respect to FNF (for so long as FGAL is a Subsidiary of FNF), FGAL and each Subject Company, from Fourth Amendment Effective Date until the termination of this Agreement, prior to entering into any agreement or arrangement with respect to, or effecting, directly or indirectly, any proposed change in ownership, sale of any voting securities or share exchange, or any proposed sale, exchange, dividend, transfer or other distribution or liquidation
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of all or a significant portion of its assets in one or a series of transactions, or any significant recapitalization, reclassification of its outstanding securities, or any acquisition or merger or business combination transaction (whether by acquisition of stock, assets, merger, business combination, consolidation or otherwise), FGAL, on its own behalf or on behalf of any applicable Subject Company, will give reasonable advance notice to the Investment Manager in writing thereof and, if requested by the Investment Manager, shall use commercially reasonable efforts to arrange in connection therewith for proper provisions to be made upon terms and conditions satisfactory to the Investment Manager so that successors and assigns of the applicable Subject Company, or purchasers or recipients of such assets (any such Person, a “Purchaser”), in such transaction assume all of the obligations of FGAL or any applicable Subject Company (including the obligation to appoint the Investment Manager to supervise and direct the investment and reinvestment, on the terms set forth herein and in the applicable Investment Management Agreement and SMA Fee Agreement of all the assets of the Subject Companies, including all such assets allocated to the Blackstone Asset Classes, to the extent such assets primarily support any life insurance or annuity reserves, or capital and surplus) set forth in the applicable Investment Management Agreement to which it is a party, SMA Fee Agreement and/or this Agreement, as applicable; provided, that in no case shall any existing or future assets of a Purchaser or any Affiliate thereof (other than, if applicable, FGAL and its Subsidiaries) become bound by or subject to this Agreement or any Investment Management Agreement as a result of any such assumption of obligations.”
4.“Most Favored Nations” Right. The parties hereto acknowledge and agree that as a condition to the effectiveness of the amendments under Section 3, Section 6(c) of the IMA Omnibus Termination Side Letter shall be amended and restated as follows:
“(c)    “Most Favored Nations” Right. The Investment Manager confirms, for the avoidance of doubt, that in connection with any investment or commitment by FGAL or its Subsidiaries with respect to any commingled investment fund sponsored by the Investment Manager or its Affiliates (each, an “Underlying BX Fund”), FGAL or such Subsidiary will receive customary “most favored nations” economic rights with respect thereto based on the prevailing “most favored nation” provision available to third-party investors or any U.S. domiciled life insurance or annuity company that has an investment management agreement with the Investment Manager or its Affiliates substantially similar to the Investment Management Agreements relating to the Companies with a capital commitment to such Underlying BX Fund that is equal to or less than the capital commitments of FGAL and its Subsidiaries generally, and subject to customary conditions and limitations, including, for the avoidance of doubt, rights described in the underlying governing documents and disclosure documents of such Underlying BX Fund and the disclosure documents provided to FGAL or such Subsidiary in connection with the Investment Management Agreements.”
5.Management Fee.
(a)Subject to the effectiveness of the extension of the Initial Term as set forth in Section 1 above, and notwithstanding anything to the contrary in the Investment Management Agreements, the Existing SMA Fee Agreement or the IMA Omnibus Termination Side Letter:
(i)the “Management Fee” for the services provided pursuant to the Investment Management Agreements, shall be calculated and paid in accordance with Schedule 1 attached hereto effective as of 12:01 a.m. (Central Time) on March 31, 2023 (the “Fourth Amendment Effective Date”). For the avoidance of doubt, Schedule 1 attached hereto shall be deemed to replace Schedule 2 (or such other applicable “management fee schedule”) in each Investment Management Agreement, effective as of the Fourth Amendment Effective Date.
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(ii)The applicable “Sub-Manager Fee” rates set forth in the Existing SMA Fee Agreement shall be calculated and paid in accordance with Schedule 2 attached hereto effective as of 12:01 a.m. (Central Time) on March 31, 2023 (the “Second Amendment Effective Date”). For the avoidance of doubt, Schedule 2 attached hereto shall be deemed to replace Exhibit B of the Existing SMA Fee Agreement, effective as of the Second Amendment Effective Date.
6.MVB Fee. The parties hereto hereby (i) acknowledge and agree that in connection with New AUM (as such term is defined in Schedule 1 attached hereto), the fee paid by the Investment Manager to MVB Management LLC (“MVB”) pursuant to the Participation Fee Agreement, dated as of June 1, 2020, by and among the Investment Manager, MVB, Chinh E. Chu and William P. Foley, II (as amended, the “Participation Fee Agreement”) will be reduced effective as of the Fourth Amendment Effective Date by 50% and (ii) shall cooperate in good faith to obtain an amendment to the Participation Fee Agreement and any related agreement involving MVB to reflect clause (i) above as promptly as practicable following the date of this Amendment.
7.IMA Amendments. If requested by FGAL, the Investment Manager shall enter into and execute an amendment to each of the Investment Management Agreements set forth in Exhibit A, with the relevant FGAL subsidiary, to reflect the applicable terms of this Amendment.
8.Reaffirmation. The parties hereto hereby acknowledge and agree that notwithstanding the execution and delivery of this Amendment, the Investment Management Agreements, the IMA Omnibus Termination Side Letter, the Existing SMA Fee Agreement and the other documents referenced therein and herein shall remain in full force and effect and shall not be affected, impaired or discharged hereby except as otherwise expressly set forth herein.
If the above correctly reflects our understanding and agreement with respect to the foregoing matters, please so confirm by signing a copy of this letter, and returning it to us, in the space provided below.
[Remainder of page intentionally left blank; signature pages follow]

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Sincerely,
F&G ANNUITIES & LIFE INC.
By:    /s/ Christopher Blunt
    Name: Christopher Blunt
    Title: President & CEO

[Signature Page to Amendment to
the Amended and Restated Investment Management Agreement Omnibus Termination Side Letter, and
the Amended and Restated Sub-Manager Fee Agreement]

ACCEPTED AND AGREED
BLACKSTONE ISG-I ADVISORS L.L.C.
By:    /s/ Robert Young
    Name: Robert Young
    Title: Managing Director and General Counsel
FIDELITY NATIONAL FINANCIAL, INC.
By:    /s/ Michael Gravelle
    Name: Michael Gravelle
    Title: Executive VP, General Counsel & Corporate Secretary

[Signature Page to Amendment to
the Amended and Restated Investment Management Agreement Omnibus Termination Side Letter, and
the Amended and Restated Sub-Manager Fee Agreement]

Exhibit A
Investment Management Agreements
•Second Amended and Restated Investment Management Agreement, dated as of June 1, 2020, by and between FGL US Holdings Inc. and Blackstone ISG-I Advisors L.L.C.
•Second Amended and Restated Investment Management Agreement, dated as of June 1, 2020 by and between Fidelity & Guaranty Life Holdings, Inc. and Blackstone ISG-I Advisors L.L.C.
•Second Amended and Restated Investment Management Agreement, dated as of June 1, 2020 by and between F&G Life Re Ltd (f/k/a F&G Re Ltd) and Blackstone ISG-I Advisors L.L.C.
•Second Amended and Restated Investment Management Agreement, dated as of June 1, 2020 by and between CF Bermuda Holdings Limited and Blackstone ISG-I Advisors L.L.C.
•Second Amended and Restated Investment Management Agreement, dated as of June 1, 2020 by and between Fidelity & Guaranty Life Insurance Company and Blackstone ISG-I Advisors L.L.C.
•Investment Management Agreement, dated as of September 30, 2020 by and between Freestone Re Ltd. and Blackstone ISG-I Advisors L.L.C.
•Investment Management Agreement, dated as of January 4, 2021, by and between F&G Annuities & Life, Inc. and Blackstone ISG-I Advisors L.L.C.
•Investment Management Agreement, dated as of July 29, 2021, by and between Fidelity & Guaranty Life Insurance Company, solely with respect to the Company’s separate account relating to the Company’s pension risk transfer business, and Blackstone ISG-I Advisors L.L.C.
•Any New Investment Management Agreements entered into between the Investment Manager and a Subject Company pursuant to Section 5(b) of the Amended and Restated Omnibus Investment Management Agreement Termination Side Letter, dated as of June 1, 2020, by and among F&G Annuities & Life, Inc. (as assignee of CF Bermuda Holdings Limited, a Bermuda exempted company (as successor by merger to FGL Holdings)), Blackstone ISG-I Advisors L.L.C. and Fidelity National Financial, Inc. (solely for purposes of Section 5 thereof), as (or as may be) amended (including by the Amendment) or amended and restated from time to time.

    Ex. A-1

Exhibit B
Blackstone Asset Classes

Blackstone Asset Class	Corresponding Benchmark (including sub-indices)
Alternative assets This component of the portfolio invests in commingled funds, direct equity investments, co-investments, and other Alternative Investment products.	Cambridge Associates Private Equity Index, weighted by the vintage years of the subject portfolio
Asset-backed securities (including asset-backed whole loans)
This component of the portfolio invests in consumer finance, equipment financings, fund finance, student loans, transportation finance, lender finance, digital infrastructure, other commercial and financial assets, and other applicable asset classes. portfolio to include public securities, privately originated asset backed securities, whole loans and whole business securities, and other similarly structured securities.
Composite of Bloomberg-Barclays ABS Fixed Index (ticker: LUABTRUU) and Bloomberg-Barclays ABS Floating Index (ticker: LD09TRUU), weighted based on the proportion of the subject portfolio that has fixed/floating coupons
Collateralized loan and debt obligations
This component of the portfolio invests in the full spectrum of debt and equity securities of collateralized loan and debt obligations. The strategy will include purchases of securities in both the primary and secondary markets, and both the public and private markets, and the fund will have discretion to purchase securities of Blackstone Credit-managed CLOs and CDOs, and may include liquid, illiquid and private placement tranches.

Composite of JP Morgan CLOIE sub-indices by rating, weighted based on the ratings mix of the subject portfolio:
CLOIE AAA (ticker: JCLOAAAP)
CLOIE AA (ticker: JCLOAAPS)
CLOIE A (ticker: JCLOAPST)
CLOIE BBB (ticker: JCLOBBBP)
CLOIE BB (ticker: JCLOBBPS)
CLOIE B (ticker: JCLOBSTR)

Ex. B-1

Commercial mortgage-backed securities This component of the portfolio invests in an insurance company-focused commercial mortgage-backed security portfolio or similar derivatives.
Composite of Bloomberg-Barclays US CMBS ex-Agency sub-indices by maturity bucket, weighted based on the effective maturity/duration profile of the subject portfolio:
US CMBS ex Agency 0-2 TR (ticker: I35831US)
US CMBS ex Agency 2-4 TR (ticker: I35827US)
US CMBS ex Agency 4-6 TR (ticker: I35828US)
US CMBS ex Agency 6-8 TR (ticker: I35829US)
US CMBS ex Agency 8+ TR (ticker: I35830US)

* For the avoidance of doubt, floating rate instruments will be counted toward the shortest-dated maturity bucket for benchmark weighting purposes.

Commercial mortgage loans
This component of the portfolio invests in direct ownership or participation interests primarily in unlevered commercial mortgage loans. Sub-Manager will seek to make Investments to assemble a diversified commercial mortgage loan (CML) portfolio which will consist of newly originated CMLs and legacy CMLs originated on behalf of the Company.

Custom market analysis calculated in good faith by Investment Manager utilizing Trepp (or other market data provider) to compile loan yields for comparable commercial mortgage loans (adjusted where possible for asset class, geography, credit qualities and tenor).
Commercial mortgage loans shall be excluded from performance testing with respect to Section 2(b)(ii)(1)(I).

Commercial real estate equity This component of the portfolio invests in commingled funds, direct equity investments, and co-investments of commercial real estate.	NCREIF Fund Index - Open End Diversified Core Equity (NFI-ODCE)
Ex. B-2

Direct lending
This component of the portfolio invests primarily in senior secured loans to US companies privately originated by the Sub-Manager and its affiliates, along with broadly syndicated loans, and anchor and club investments in primarily senior secured securities. Such investments may be securitized into structured notes and equity tranches to improve capital efficiency.
Credit Suisse Leveraged Loan Index (ticker: CSLLLTOT)
Private high grade, project finance and other long-dated investments
This component of the Portfolio invests primarily in investment grade private placements and long-dated yield oriented securities including investments in renewable energy assets, infrastructure assets and related securities, ground leases, royalties, and other similar asset classes.

Composite of Bloomberg-Barclays US Corporate sub-indices by maturity bucket, weighted based on the maturity profile of the subject portfolio:
US Corporate 0-1.5yr (ticker: H34116US)
US Corporate 1.5-3.5yr (ticker: H34117US)
US Corporate 3.5-7.5yr (ticker: H34118US)
US Corporate 7.5-15yr (ticker: H34119US)
US Corporate 15-25yr (ticker: H34120US)
US Corporate 25yr+ (ticker: I31830)

* For the avoidance of doubt, floating rate instruments will be counted toward the shortest-dated maturity bucket for benchmark weighting purposes.

Ex. B-3

Residential mortgage-backed securities (US non-Agency)
This component of the portfolio invests in a portfolio of Non-Agency Residential Mortgage-Backed Securities or similar derivatives with the goal of maximizing investment income while also providing capital preservation.  Non-Agency RMBS means (i) Structured Securities collateralized by residential mortgage loans that are not guaranteed by a U.S. Government Agency and (ii) Residential Mortgage LLC/LP.
Citi Research Report for New Issue RMBS – Prime 2.0 Nominal Return, weighted by applicable rating (AAA, AA, A, BBB, BB, B, Other)
Residential mortgage-backed securities (US non-Agency Legacy)
This component of the portfolio invests in a portfolio of Legacy Non-Agency Residential Mortgage-Backed Securities or similar derivatives with the goal of maximizing investment income while also providing capital preservation.  Non-Agency RMBS means (i) Structured Securities collateralized by residential mortgage loans that are not guaranteed by a U.S. Government Agency and (ii) Residential Mortgage LLC/LP.
Custom Citi Research Report for Legacy Prime, Alt-A, Option ARM, Subprime, weighted by applicable sub-sector
Residential mortgage-backed securities (European)
This component of the portfolio invests a portfolio of European Conforming and Non-Conforming Residential Mortgage-Backed Securities or similar derivatives with the goal of maximizing investment income while also providing capital preservation.
No available benchmark.
Ex. B-4

Residential mortgage loans This component of the portfolio invests in direct ownership of unlevered residential mortgage loans.	No available benchmark.
Public investment grade corporate bonds, municipal bonds, and agency mortgage-backed securities
This component of the portfolio invests in public investment grade corporate bonds, municipal bonds, and agency mortgage-backed securities.
To be mutually agreed by the Investment Manager and FGAL.
Ex. B-5

Exhibit C
Performance Calculation Mechanics

A.     General Calculation Mechanics:

1.     The performance of each Blackstone Asset Class and each Benchmark shall be measured on an aggregate basis (i.e., without reference to any particular component of the applicable Blackstone Asset Class portfolio of the Companies) for purposes of calculating both tests in clause (i) and clause (ii) of Section 2(b)(ii)(1).

2.     The performance of each Blackstone Asset Class and each Benchmark shall be measured by “time-weighted” geometric total return over the applicable five year testing period. For purposes of “time-weighted” geometric total return calculations, cash outflows with respect to an investment are deemed to occur at the beginning of the subsequent calculation period following when the capital is invested in the investment. Also, for purposes of the “time-weighted” geometric total return calculations, cash inflows with respect to an investment are deemed to occur: (i) in the case of investment realizations and current income, upon payment by such investment, and (ii) in the case of unrealized investments, the fair value at the end of the indicated period as determined by the Investment Manager and in accordance with the Companies’ investment policy requirements.

B.     For any Blackstone Asset Class with a Benchmark comprised of a single index (i.e., a Benchmark that is not a composite of multiple underlying indices), the return of such Benchmark over the applicable 5-year trailing period shall be calculated as follows:

1.     On any date on which Total AUM is invested by a Subject Company in an investment, it shall be assumed that the Benchmark corresponding to the Blackstone Asset Class to which such investment relates is purchased in equal amount.

2.     On any date on which an investment generates a principal payment in favor of a component of the portfolio, it shall be assumed that the Benchmark is sold in an amount equal to (i) the amount of such payment divided by (ii) the fair value of the Total AUM invested in the applicable Blackstone Asset Class as of the most recent pricing date for such asset.

C.     For any Blackstone Asset Class with a Benchmark comprised of multiple indices (i.e., a Benchmark that is a weighted composite of multiple underlying indices as set forth in Exhibit B), the return of such Benchmark over the applicable 5-year trailing period shall be calculated in the same manner as set forth above; provided, however that the composite index returns shall be calculated as a weighted-average of the underlying index returns based upon the Applicable Proportion with respect to the applicable calendar quarter.

D.     For purposes of this Exhibit C, the “Applicable Proportion” shall mean the relative weighting (measured by fair market value, excluding accrued interest) of
Ex. C-1

Total AUM invested in the applicable asset types to which each of the underlying indices of a Benchmark relates at the beginning of such quarter.

E.     In the event any index underlying a Benchmark is discontinued, its methodology is significantly changed, or is determined to be inappropriate or not properly applicable to a Blackstone Asset Class, or a change in Investment Guidelines or other factors result in a different index serving as a more appropriate Benchmark, such index may be modified or otherwise replaced with a comparable index selected by the Investment Manager in good faith; provided, however, that in the event no comparable index is available for any applicable period, the Investment Manager may engage a top-10 ranked (by U.S. assets) broker-dealer (e.g., J.P. Morgan, Bank of America) or nationally recognized statistical ratings organization at FGAL’s expense to calculate a comparable index with respect to such period; provided, further, that the Investment Manager will have an opportunity to review such comparable index, including relevant information on benchmark construction and rebalancing, and such comparable index shall not be used by the Investment Manager for purposes of this Exhibit C without FGAL’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

F.    Notwithstanding the foregoing, the Benchmark applicable to CMLs shall be calculated in the manner set forth in Annex I hereto.

Ex. C-2

Annex I

1.     The gross yield of commercial mortgage loans originated in a given quarter (or such longer period up to 1 year, if in Investment Manger’s good faith opinion additional market data is required) will be compared to the equivalent market yield, utilizing the Custom Market Analysis described in Exhibit B.

2.     This yield comparison will be weighted by origination volume over the applicable Test Period.

    Annex 1

Schedule 1
Management Fee Schedule1
Capitalized terms used but not otherwise defined in this Schedule 1 have the meanings ascribed to such terms in the applicable Investment Management Agreement.
1.Definitions:
“Aggregate Runoff Profile AUM” shall mean the aggregate Runoff Profile AUM of each Company (as defined in the IMA Commitment Letter) managed by the Investment Manager.
“Existing SMA Fee Agreement” shall mean that certain Amended and Restated Sub-Manager Fee Agreement, dated as of June 1, 2020, by and among the Investment Manager, FGAL, and solely for the purposes of Section 3 thereof, FNF, as (or as may be) amended (including by the Amendment) or amended and restated from time to time.
“IMA Commitment Letter” shall mean that certain Amended and Restated Investment Management Agreement Commitment Letter, dated as of June 1 2020, by and among Blackstone ISG-I Advisors L.L.C., a Delaware limited liability company (the “Investment Manager”), F&G Annuities & Life Inc., a Delaware corporation (as assignee of CF Bermuda Holdings Limited, a Bermuda exempted company (as successor by merger to FGL Holdings)) (“FGAL”), and solely for the purposes of Section 5 thereof, Fidelity National Financial, Inc., a Delaware corporation (“FNF”), as (or as may be) amended (including the Amendment) or amended and restated from time to time.
“New AUM” shall mean the portion of the Company’s assets of the Account that do not constitute “Runoff Profile AUM”.
“Quarter-End Runoff Management Fee Rate” for each calendar quarter shall mean the applicable Runoff Management Fee Rate for such calendar quarter.
“Runoff Profile AUM” shall be calculated in the manner set forth in Annex I hereto.
2.Management Fee. In consideration of the services performed under the Agreement:
Runoff Profile AUM
With respect to Runoff Profile AUM only, the Company shall pay the Investment Manager a “Runoff Management Fee” for each calendar quarter equal to the per annum Quarter-End Runoff Management Fee Rate for such quarter of the Runoff Profile AUM.
Effective as of the Fourth Amendment Effective Date, the Runoff Management Fee Rate will be calculated based on the Aggregate Runoff Profile AUM, such that the Investment Manager’s per annum Runoff Management Fee will be 0.26% of such Aggregate Runoff Profile AUM up to $25 billion, 0.24% of such Aggregate Runoff Profile AUM above $25 billion and up to $34 billion, and 0.12% in respect of such Aggregate Runoff Profile AUM above $34 billion. Accordingly, the “Runoff Management Fee Rate” for the Account shall, for any calendar quarter, be equal to:
1     Other than the applicable Sub-Manager Fees as set forth in the Sub-Manager Fee Agreement, there will be no management fee payable to the Investment Manager in respect of New AUM.
    Sch. 1-1

•if the Aggregate Runoff Profile AUM is less than or equal to $25 billion, 0.26%;
•if the Aggregate Runoff Profile AUM exceeds $25 billion, but is less than or equal to $34 billion, the result of (x) divided by (y), where (x) is equal to the sum of (i) 0.26% multiplied by $25 billion and (ii) 0.24% multiplied by the excess of Aggregate Runoff Profile AUM for such quarter over $25 billion and where (y) is equal to Aggregate Runoff Profile AUM for such quarter;
•if Aggregate Runoff Profile AUM exceeds $34 billion, the result of (x) divided by (y), where (x) is equal to the sum of (i) 0.26% multiplied by $25 billion, (ii) 0.24% multiplied by $9 billion and (iii) 0.12% multiplied by the excess of Aggregate Runoff Profile AUM for such quarter over $34 billion and where (y) is equal to Aggregate Runoff Profile AUM for such quarter.
If the period in respect of which a Runoff Management Fee is payable is less than a calendar quarter, then the Runoff Management Fee shall be pro-rated accordingly.
3.Sub-Management Fees. All applicable Sub-Manager Fees required to be paid under the Existing SMA Fee Agreement, as amended by paragraph 3(a)(ii) of this Restated Agreement, shall continue to be paid in respect of all assets held in the Account in accordance with the terms of the Existing SMA Fee Agreement.
4.Valuation. The Custodian shall be responsible for determining the value of the Account and shall submit a proposed valuation of the Account as of each quarter-end to the Investment Manager. The parties agree to negotiate in good faith as to any objections raised by the Investment Manager about the valuation of assets in the Account for purposes of determining the Runoff Management Fee.
5.Payment of Fees. The Runoff Management Fee or Sub-Manager Fees set forth in the Existing SMA Fee Agreement, as applicable, will be calculated, billed, and paid quarterly in arrears, based on the Aggregate Runoff Profile AUM Quarter-End Runoff Management Fee Rate of the Account as of the last business day of the relevant quarter, or in the case of any partial quarterly period, the last business day of such period. Any fee payable by the Company hereunder will be paid by Company within 10 Business Days following receipt by the Company of an invoice for such fee, detailing the calculation of such fee. Upon termination of the Agreement, any outstanding Runoff Management Fee shall become immediately payable by the Company.

    Sch. 1-2

Annex I
“Runoff Profile AUM” shall be determined as of the end of each calendar quarter, and shall be an amount equal to (a) the Average Applicable Reserves during such calendar quarter, multiplied by (b) 1.07, multiplied by (c) the Market Value/Carrying Value Adjustment Factor as of the end of such calendar quarter.

The Runoff Profile AUM shall be calculated by the Company in good faith as of the last day of each calendar quarter, and a statement setting forth the details of such calculation (the “Runoff Profile AUM Statement”) reflecting in detail the Runoff Profile AUM determination, as well as the Statutory Reserves, Average Applicable Reserves, Portfolio Market Value and Portfolio Statutory Book Value, shall be delivered by the Company to the Investment Manager no later than ten (10) Business Days following the end of each calendar quarter. Each such Runoff Profile AUM Statement shall include reasonable supporting detail with respect to the calculations reflected therein. The Investment Manager shall provide any valuation or other information required for the Company to calculate the Runoff Profile AUM in a timely manner.
Definitions
“Applicable In-Force Policies” shall mean all insurance policies and annuity contracts together with all binders, slips, certificates, endorsements and riders thereto, in each case issued or assumed by the Company and in force as of 12:01 a.m. (Central Time) on March 31, 2023.
“Average Applicable Reserves” shall mean, as of any date of determination, (a) (i) the Statutory Reserves as of the end of the most recently ended calendar quarter plus (ii) the Statutory Reserves as of the end of the next preceding calendar quarter, divided by (b) two (2).
“GAAP” shall mean generally accepted accounting principles in the United States.
“Market Value/Carrying Value Adjustment Factor” shall mean the (i) Portfolio Market Value as of the end of such calendar quarter divided by (ii) the Portfolio Statutory Book Value as of the end of such calendar quarter.
“Portfolio Market Value” shall mean the fair market value of all the investment assets held in the Account, determined in accordance with GAAP, consistently applied.
“Portfolio Statutory Book Value” shall mean the Statutory Book Value of all the investment assets held in the Account.
“SAP” shall mean, with respect to the Company, the statutory accounting principles prescribed by the governmental authority charged with the supervision of insurance companies in the jurisdiction in which such Company is domiciled, consistently applied.
“Statutory Book Value” shall mean, with respect to any investment asset held in the Account, as of any date of determination, the amount permitted to be carried by the Company determined in accordance with SAP, consistently applied, without regard to any permitted practice applicable to the Company.
“Statutory Reserves” shall mean, as of any date of determination, the aggregate statutory reserve (including reserve items for claims incurred but not reported, claims in the course of settlement, escheat or abandoned property liabilities, any asset valuation reserves, any interest maintenance reserves and any cash flow testing reserves) maintained by the Company for all Applicable In-Force Policies, calculated in accordance with SAP.
    Sch. 1-3

Schedule 2
Sub-Management Fee Schedule2
The applicable Sub-Management Fee shall be calculated in accordance with the following with respect to the applicable Sub-Manager and assets managed by such Sub-Manager in respect of both Existing AUM and Prospective AUM (as each is defined in this Schedule 2), except as indicated otherwise below. For the avoidance of doubt, the below Sub-Management Fees are on a per annum basis (provided that the timing and manner of sub-management fee calculations set forth in the applicable Sub-Manager Agreement shall remain in effect).
“Existing AUM” shall mean the investment assets held in any Account managed by the Investment Manager as of the Second Amendment Effective Date. For the avoidance of doubt, any investments made after the Second Amendment Effective Date representing the reinvestment of Existing AUM shall cease to be classified as “Existing AUM” and shall accordingly be classified as “Prospective AUM” as of the date of such reinvestment.
“Prospective AUM” shall mean the investment assets held in any Account managed by the Investment Manager that do not constitute “Existing AUM.”
For purposes of calculating the Sub-Management Fee with respect to the applicable Sub-Manager, the ratings for the assets managed by such Sub-Manager shall be determined as of the last day of each applicable calendar quarter.
Other than as provided herein, Cash (as defined below) managed by the Investment Manager (including through its affiliated Sub-Manager, Blackstone Credit Systematic Strategies LLC) under any Investment Management Agreement shall not be subject to the Sub-Management Fee. As used herein, “Cash” shall mean;
(i)cash;
(ii)U.S. government and agency obligations, which are expressly backed by full faith and credit of the United States (“UST”) that have a stated maturity of 90 days or less as of purchase (UST that have a stated maturity of more than 90 days as of purchase will be charged the Sub-Management Fee);
(iii)investment grade securities with an original maturity at time of purchase of no more than one (1) year, provided that such securities are either (a) money market funds, which shall include bank sweep vehicles or (b) commercial paper rated A-1 (S&P), P-1 (Moody’s) or better, banker’s acceptances and certificates of deposit;
(iv)any investments with maturity of less than 90 days from purchase; and exchange traded funds rated NAIC 1 by the NAIC Securities Valuation Office.
Sub-Management Fee applicable to Assets Managed by Blackstone Liquid Credit Advisors II LLC (“BXC”), Blackstone Alternative Credit Advisors LP (“BACA”), Blackstone Asset Based Finance Advisors LP (“BABFA”), and Blackstone Credit Systematic Strategics LLC (“BCSS”)
2     This Schedule 2 may be amended or modified from time to time with the mutual agreement of the Investment Manager and the Company to reflect any changes or updates to the SMA strategies or fees. With respect to assets attributable to New AUM, the Sub-Manager Fee rates set forth in this Schedule 2 shall be deemed to be increased by 0.02% per annum and payable to the Investment Manager or its affiliates.
    Sch. 2-1

NRSRO Rating[3]	Sub-Management Fees
CLO, [4,5]
AAA-rated	0.2500%
AA-rated	0.2500%
A-rated	0.2500%
BBB-rated	0.4500%
BB Through Unrated	0.4500%
High Yield[6]	0.4500%
BABFA Core Loans	0.4500%
Whole Loans [7]
BOPF portfolio companies	0.5000%
Non-BOPF portfolio companies	0.7500%
Direct Lending[8]	1.4000%
Public Investment Grade Government Bonds, Corporate Bonds, Municipal Bonds, Preferred Securities and Convertible Securities[9]	0.0500%
Public ABS[10]
AAA-rated	0.0500%
AA-rated	0.2500%
A-rated	0.2500%
Below A-rated	0.4500%

Sub-Management Fee applicable to Assets Managed by Blackstone Real Estate Special Situations Advisors L.L.C. (“BRESSA”)
3     The fee for CLOs, CMBS, CMLs, Public ABS & Public Investment Grade Government Bonds, Corporate Bonds, Municipal Bonds, Preferred Securities and Convertible Securities is based on the rating as of the acquisition date.
4     Prior to the Second Amendment Effective Date, the Sub-Management Fee rate applicable to certain legacy CLO assets sub-managed by BXC as previously identified to BXC in writing by the Investment Manager (the “Legacy CLO Portfolio”) was 0.2500% per annum. The Sub-Management Fee rate applicable to the Legacy CLO Portfolio shall continue to be 0.2500% per annum as previously agreed between BXC and the Investment Manager.
5     The minimum Sub-Management Fee rate payable to BXC for all CLO assets (excluding CLO assets comprising the Legacy CLO Portfolio) shall be 0.3300% per annum.
6     High Yield assets are those assets held in a Sub-Account designated for High Yield assets as designated by the Investment Manager and the applicable Company.
7     Only applicable to Prospective AUM; Sub-Management Fees for Existing AUM shall be calculated according to the applicable Investment Management Agreement and applicable sub-management agreement; “BOPF” means Blackstone Origination Platform Fund L.P. or any successors or other similar funds designed to purchase and hold credit origination platforms in an insurance-focused, perpetual capital fund or investment vehicle.
8     Only applicable to Prospective AUM; Sub-Management Fees for Existing AUM shall be calculated according to the applicable Investment Management Agreement and applicable sub-management agreement.
9     Only applicable to Prospective AUM; Sub-Management Fees for Existing AUM shall be calculated according to the applicable Investment Management Agreement and applicable sub-management agreement.
10     Only applicable to Prospective AUM; Sub-Management Fees for Existing AUM shall be calculated according to the applicable Investment Management Agreement and applicable sub-management agreement.
    Sch. 2-2

NRSRO Rating	Sub-Management Fees
CMBS
Agency CMBS[11]	0.050%
AAA	0.250%
AA	0.250%
A	0.250%
BBB	0.450%
BB & Below	0.450%
Non-rated	0.450%

Sub-Management Fees
RMBS
Agency RMBS[12]	0.050%
Non-Agency RMBS	0.250%
Commercial Mortgage Loans[13]
CM1	0.250%
CM2	0.250%
CM3	0.450%
Stabilized Floating Rate WL	0.400%
Transitional Loans and Other Mezz	0.450%
Residential Whole Loans
Residential Transitional Loan	0.400%
Single Family Residential/ Non-QM	0.400%
Triple Net Lease[14]
Investment in Majestic Southeast Industrial Portfolio[15]	0.450%
IRR less than 4%	0.450%
IRR equal to or greater than 4% but less than 5%	0.500%
IRR equal to or greater than 5%	0.550%
Newport Beachside Hotel CPACE transaction	0.450%
11     Only applicable to Prospective AUM; Sub-Management Fees for Existing AUM shall be calculated according to the applicable NRSRO Rating and the applicable Investment Management Agreement and applicable sub-management agreement.
12     Only applicable to Prospective AUM; Sub-Management Fees for Existing AUM shall be 0.0875% and calculated according to the applicable Investment Management Agreement and applicable sub-management agreement.
13     Prior to the Second Amendment Effective Date, BRESSA became the Sub-Manager in respect of certain CML assets that, prior to such Second Amendment Effective Date, were managed on behalf of one or more Companies by Nassau CorAmerica LLC, a third-party manager, or an affiliate thereof (the “CorAmerica CML Portfolio”). Upon the transfer of the CorAmerica CML Portfolio to BREDS, the Sub-Management Fee rate applicable to such portfolio shall be 0.1000% per annum. For the avoidance of doubt, to the extent any portion of the CorAmerica CML Portfolio is repositioned by BREDS (i.e., some or all of the assets of such portfolio are sold or disposed of in accordance with the applicable Sub-Manager Agreement, and other assets are acquired), the Sub-Management Fee rate applicable to the newly-acquired assets (pursuant to this Agreement) will apply.
14     The fee for Triple Net Lease is based on the base case, Blackstone sub-manager modeled IRR as of the acquisition date (Blackstone to provide deal briefing with applicable IRR in advance of each closing).
15     The Investment Manager or its affiliates shall pay to BRESSA on behalf of F&G Annuities & Life Inc., a Delaware corporation (as assignee of CF Bermuda Holdings Limited, a Bermuda exempted company (as successor by merger to FGL Holdings)) 0.100% (10 basis points) of the Sub-Management Fee in respect of the investment in the Majestic Southeast Industrial Portfolio.
    Sch. 2-3

Sub-Management Fee applicable to Assets Managed by Other Sub-Managers
Any other Sub-Management Fees and any other fees or expenses or other amounts owed to any other Sub-Manager shall be calculated in accordance with the applicable Investment Management Agreement and applicable sub-management agreement or agreements with such other Sub-Manager, subject to any regulatory, contractual or other requirements applicable to the particular Company.
    Sch. 2-4